EXHIBIT 12.1


          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                     OF AMERICAN EXPRESS CREDIT CORPORATION
                                   (millions)

                                       Three Months
                                          Ended
                                        March 31,
                                       (Unaudited)                            Years Ended December 31,
                                     ----------------         -------------------------------------------------------
                                     2001        2000            2000        1999       1998       1997       1996
                                     ----        ----            ----        ----       ----       ----       ----

Earnings:
Net Income                          $  77       $  70          $  286      $  223     $  237     $  212      $  215
Income tax provision                   39          37             150         120        128        114         115
Interest expense                      401         321           1,459       1,130      1,190      1,125       1,117
                                    -----       -----          ------      ------     ------     ------      ------

Total earnings                      $ 517       $ 428          $1,895      $1,473     $1,555     $1,451      $1,447
                                    =====       =====          ======      ======     ======     ======      ======

Fixed charges -
   interest expense                 $ 401       $ 321          $1,459      $1,130     $1,190     $1,125      $1,117
                                    =====       =====          ======      ======     ======     ======      ======

Ratio of earnings
   to fixed charges                  1.29        1.33            1.30        1.30       1.31       1.29        1.30


Note: Gross rentals on long-term leases were minimal in amount in each of the periods shown.

                                  EXHIBIT 12.2
          COMPUTATION IN SUPPORT OF RATIO OF EARNINGS TO FIXED CHARGES
                           OF AMERICAN EXPRESS COMPANY
                              (Dollars in millions)

                                Three Months Ended
                                    March 31,
                                      2001
                                   (Unaudited)                                    Years Ended December 31,
                                   -----------            ------------------------------------------------------------------
                                                            2000          1999         1998          1997         1996
                                                            ----          ----         ----          ----         ----
Earnings:

   Pretax income from
     continuing operations            $   741             $3,908        $3,438        $2,925       $2,750        $2,664
   Interest expense                       777              2,952         2,178         2,224        2,122         2,160
   Other adjustments                       40                163           151           124          127           139
                                      -------             ------        ------        ------       ------        ------
Total earnings (a)                     $1,558             $7,023        $5,767        $5,273       $4,999        $4,963
                                      -------             ------        ------        -------      ------        ------

Fixed charges:
   Interest expense                   $   777             $2,952        $2,178        $2,224       $2,122        $2,160
   Other adjustments                       40                165           152           129          129           130
                                      -------             ------        ------        ------       ------        ------
Total fixed charges (b)               $   817             $3,117        $2,330        $2,353       $2,251        $2,290
                                      -------             ------        ------        ------       ------        ------

Ratio of earnings
   to fixed charges (a/b)                1.91               2.25          2.48          2.24         2.22          2.17

Included in interest expense in the above computation is interest expense related to the international banking operations of American Express Company ("American Express") and Travel Related Services' Cardmember lending activities, which is netted against interest and dividends and Cardmember lending net finance charge revenue, respectively, in the Consolidated Statements of Income.

For purposes of the "earnings" computation, other adjustments include adding the amortization of capitalized interest, the net loss of affiliates accounted for at equity whose debt is not guaranteed by American Express, the minority interest in the earnings of majority-owned subsidiaries with fixed charges, and the interest component of rental expense and subtracting undistributed net income of affiliates accounted for at equity.

For purposes of the "fixed charges" computation, other adjustments include capitalized interest costs and the interest component of rental expense.